Exhibit 99.1

Cellectar Biosciences Announces Intent to Adjourn Annual Meeting Of Stockholders

Meeting to be reconvened on June 9, 2015 at 10:00 AM Central Time

Board of Directors Wishes to Provide Stockholders with Sufficient Time to Review Amendments to the Company’s Annual Report

MADISON, Wis., May 26, 2015, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, announced today that it intends to call to order and then immediately adjourn its annual meeting of stockholders to be held at its Corporate headquarters on Thursday, May 28, 2015, at 10:00 a.m., local time. The adjournment of the annual meeting of stockholders will be until 10:00 a.m., local time on Tuesday, June 9, 2015 at Cellectar’s headquarters, located at 3301 Agriculture Drive, Madison, Wisconsin.  Cellectar’s Board of Directors is taking this action to allow stockholders sufficient time to review its amended annual report on Form 10-K/A, including the Company’s restated financial results (available at http://www.cellectar.com).

Stockholders of record may submit their votes for matters to be considered at the annual meeting until the polls are formally closed. Stockholders who have already voted in accordance with the instructions contained in the proxy statement and related materials do not need to submit new proxy cards or give new voting instructions unless they wish to change their votes. Stockholders who have not yet voted can still use the proxy cards and voting instruction forms previously provided to them. Cellectar’s Board of Directors encourages all stockholders to review the proxy statement and Annual Report on Form 10-K/A carefully before voting.

For stockholders that made arrangements to attend the annual meeting on May 28th, Dr. Stephen Hill, chairman of the board of directors, and Dr. Simon Pedder, president and chief executive officer, plan to make themselves available for an informal gathering following the adjournment of the formal meeting on May 28th.

Restatement of Prior Financial Statements:

As disclosed in a Form 8-K filed by the Company on May 18, 2015, the Audit Committee of the Board of Directors of Cellectar, in connection with an internal review conducted by Cellectar’s management, concluded that, because of a misapplication of the accounting guidance related to certain of the Company’s warrants, Cellectar’s previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2014 and audited consolidated financial statements for the twelve months ended December 31, 2014 should no longer be relied upon. On May 20, 2015, Cellectar filed an amended Form 10-Q/A for the third quarter of 2014 and an amended 2014 Form 10-K/A for the year ended December 31, 2014 reflecting the restatements which result in non-cash, non-operating financial statement corrections and have no impact on the Cellectar’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

On August 20, 2014, in addition to other securities, Cellectar issued 3,833,333 warrants to purchase shares of our common stock at an exercise price of $4.68 per share as part of an underwritten offering. In connection with the election to participate in this offering by the holders of debentures representing $4,000,000 principal amount and related accrued interest of $172,435, Cellectar issued an additional 1,109,690 warrants. These warrants contain a cash settlement feature in the event there is no current prospectus to support the issuance of stock and warrant holder wishing to exercise the warrant, requests gross settlement rather than net settlement via cashless exercise.

The Audit Committee, together with management, determined that the financial statements subsequent to this issuance should be restated to reflect the warrants issued in August 2014 as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each affected period.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of Phase I and Phase II product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. For additional information please visit www.cellectar.com.

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.